

Robert Colescott
(b.1925—d.2009)



90 × 114 in

This piece sold for $1.4M in 2021, his #5 record sale! This year, we bought it at a lower price and are offering it well below its previous auction value. We believe Colescott's market and this style could return to those heights long-term.

INVESTMENT THESIS

Initial Offering Price
$888,000

Offering Circular
sec.gov

Similar Sales | Record Price



$1.5m
$1.0m
$0.5m
$0.0m
15
16
17
18
19
20
21
22

Price Appreciation of Similar Works
78.7%

Sharpe Ratio (1995-2020)	watch video
Robert Colescott	Not enough data
S&P 500	0.55

51% Progress

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Robert Colescott
(b.1925—d.2009)

Why we like this offering

1. The Artwork is a historically significant example of Robert Colescott's irreverent and politically engaged narrative paintings.
2. The Artwork is Robert Colescott's fifth top auction record on Artprice, a testament to its commercial desirability.
3. Masterworks opportunistically acquired the work directly from the balance sheet of an auction house at a price $500k less than what it previously sold for in 2021.
4. Auction records for artworks similar in scale, style, and period are led by White Boy (1989), which sold for $930,313 at Bonhams Los Angeles on February 18, 2022, and Cultural Exchange (1987), which sold for $912,500 at Christie's New York on November 15, 2018.
5. The Artwork is rich with metaphors and symbols, which comment on American culture. For example, the painting features a football player with Notre Dame University's shamrock logo as a nod to the title of Victor Hugo's novel and the fan culture around Black college athletes.
6. The Artwork was notably included in Robert Colescott's historic pavilion at the Venice Biennale, where he became the first African American artist to represent the United States in a solo exhibition.
7. This is Masterworks' first offering of an artwork by Robert Colescott who in 1997 became the first African American artist to represent the United States in a solo exhibition at the Venice Biennale. He has also entered the canon of Pop Artists for his parodies of contemporary cultural stereotypes and products.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$10,009,354	8	$13,100,000

Turnover by Year


14.2M
10.7M
7.1M
3.6M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
15
11.25
7.5
3.75
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$888,000**
Offering Circular	sec.gov/edgar

Painting





About Robert Colescott

Robert H. Colescott (August 26, 1925 – June 4, 2009) was an American painter. He is known for satirical genre and crowd subjects, often conveying his exuberant, comical, or bitter reflections on being African American. He studied with Fernand Léger in Paris. Colescott's work is in many major public collections, including (in addition to the Albright-Knox) those of the Museum of Modern Art in New York, the Corcoran Gallery of Art, the San Francisco Museum of Modern Art, the Museum of Fine Arts, Boston, the Hirshhorn Museum and Sculpture Garden, the Baltimore Museum of Art and the Crystal Bridges Museum of American Art — Wikipedia

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ROBERT COLESCOTT

b. 1925 - d. 2009, UNITED STATES



$888,000

INITIAL OFFERING

78.7%

ANNUAL APPRECIATION OF SIMILAR WORKS (2015-2022)[1,2]

27.4%

RECORD PRICE APPRECIATION[3]

Acrylic on canvas | 90 × 114 in.

Colescott was a groundbreaking post-war figurative painter who drew from Modern Western art history to interrogate racial injustice and post-war culture through humor and stereotypes.

The Artwork is a historically significant example of Robert Colescott's irreverent and politically engaged narrative paintings. The title and central imagery of the Artwork reveals the subject to be Robert Colescott's take on the character of Quasimodo from Victor Hugo's The Hunchback of Notre Dame, a social outcast who was vilified for his appearance and disability but revered for his musical talent. Colescott replaces the French bell ringer with a Black man and includes the Manhattan skyline behind that of Paris. These aesthetic decisions draw a clear parallel between Quasimodo and the treatment of Black people in American society. The Artwork is rich with metaphors and symbols, which comment on American culture. For example, the painting features a football player with Notre Dame University's shamrock logo as a nod to the title of Victor Hugo's novel and the fan culture around Black college athletes. The Artwork features a nude blond woman, a recurring subject in Robert Colescott's work, who symbolizes colonizing forces and western beauty ideals. The blond, pin-up trope is also more broadly a popular motif in Pop Art. The sliced white bread carries a racial pun as well as a quintessentially Pop nod to American consumer goods. The Artwork was notably included in Robert Colescott's historic pavilion at the Venice Biennale, where he became the first African American artist to represent the United States. The Artwork is Robert Colescott's top fifth auction record on Artprice, a testament to its commercial desirability. The Artwork is a complex, large-scale narrative painting on canvas divided into quadrants with a round, central vignette in a rich, saturated palette. The central image depicts a Black man with a spinal deformity carrying a nude white woman who gazes up at him in a bell tower. The image directly below the vignette features hands of an out-of-frame figure at a desk with a candle and an open book, perhaps referencing the reader of Victor Hugo's novel and by default the viewer of Robert Colescott's painting. The left corner illustrates a football player with a shamrock logo on his helmet. Above him, two white people, including a blind-folded symbol for justice, appear to eat a nude Black man from the legs up. The top of the composition features a loaf of sliced white bread and ringing bells. The right-hand of the composition features a posed Black woman with a feline face in a sheer leopard mini dress. Below her is the outline of a pig. Auction records for artworks similar in scale, style, and period are led by White Boy (1989), which sold for $930,313 at Bonhams Los Angeles on February 18, 2022, and Cultural Exchange (1987), which sold for $912,500 at Christie's New York on November 15, 2018. The Artwork previously sold at Bonham's New York for $1,410,312.50 on November 11, 2021.

COLESCOTT'S AUCTION RECORDS ARE LED BY GEORGE WASHINGTON CARVER CROSSING THE DELAWARE: PAGE FROM AN AMERICAN HISTORY TEXTBOOK (1975), WHICH SOLD FOR $15,315,900 AT SOTHEBY'S NEW YORK ON MAY 12, 2021, FOLLOWED BY MISS LIBERTY (1980), WHICH SOLD FOR $4,500,375 AT BONHAMS IN LOS ANGELES ON FEBRUARY 17, 2023, AND EAT DEM TATERS (1975), WHICH SOLD FOR $3,922,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 7, 2023.

The Estate of Robert Colescott is represented worldwide by Blum Gallery. In 2019, the Contemporary Arts Center in Cincinnati organized a major retrospective of his work, which traveled to the New Museum in 2021. His works are also held in the permanent collections of prestigious institutions internationally, including the American Research Center in Egypt, the Baltimore Museum of Art, the Brooklyn Museum of Art in New York, the Hirshhorn Museum & Sculpture Garden in Washington, D.C., the Los Angeles County Museum of Art, the Metropolitan Museum of Art in New York, the Museum of Fine Arts in Boston, the Museum of Modern Art in New York, the National Gallery of Art in Washington, D.C., the Pinault Collection in Paris, and the Whitney Museum of American Art in New York, among many others. Despite robust institutional support, Colescott's irreverent and categorically non-commercial approach to narrative painting delayed his reach in the secondary market. His market is swiftly correcting itself, however, with four auction records from 2023 achieving an excess of 3 million dollars. Colescott's auction records are led by George Washington Carver Crossing the Delaware: Page from an American History Textbook (1975), which sold for $15,315,900 at Sotheby's New York on May 12, 2021, followed by Miss Liberty (1980), which sold for $4,500,375 at Bonhams in Los Angeles on February 17, 2023, and Eat dem Taters (1975), which sold for $3,922,000 at Christie's New York on November 7, 2023.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


1410313
912500
930313
704000
663000
375000
26290
24750
69600
50000
53125
37500
22500
47500
1/1/2005
1/1/2010
1/1/2015
1/1/2020
Implied Historical Growth

Robert Colescott (b. 1925, Oakland, CA; d. 2009, Tucson, AZ) was a groundbreaking post-war figurative painter who drew from Modern Western art history to interrogate racial injustice and post-war culture through humor and stereotypes. Born to jazz musicians who migrated from New Orleans to Oakland, Colescott grew up in a creative household that encouraged his artistic pursuits. After he was drafted and served in the U.S. Army during World War II, he pursued bachelor's and master's degrees in fine art at the University of California, Berkeley, between 1949 and 1952. In 1949, he briefly returned to Europe to study under the world-renowned French Modernist Fernand Léger in Paris. Colescott also drew inspiration from the flourishing Bay Area Figurative Movement of the 1950s, which provided an alternate figurative approach to contemporary American art from the dominant Abstract Expressionist movement on the East Coast. In addition to his prolific career as an artist, Colescott taught art at Portland State University, Cal State, Stanislaus, UC Berkeley, San Francisco Art Institute, and the University of Arizona. He spent his sabbatical at the American Research Center in Cairo, Egypt, and returned as the first visiting professor at American University's Cairo location. Although he was forced to leave during the Six-Day War in 1967, Egypt became an important influence on the artist's later paintings. The 1970s resulted in some of Colescott's most iconic works, like George Washington Crossing the Delaware: Page from an American History Textbook (1975), which replaces Emanuel Leutze's 19th-century masterpiece with Black figures who embody various forms of racist discrimination throughout American history. In 1987, the San Jose Museum of Art mounted the artist's first museum retrospective, which traveled to nine venues, including the Seattle Museum of Art, the Baltimore Museum of Art, and the New Museum in New York. In 1997, Colescott became the first African American artist to represent the United States in a solo exhibition at the Venice Biennale. He has also entered the canon of Pop Artists for his parodies of contemporary cultural stereotypes and products and paved the way for a generation of contemporary artists dedicated to racial justice through the appropriation of stereotypes, including Kara Walker and Michael Ray Charles. Colescott passed away in 2009 in Tucson, Arizona.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Robert Colescott with the following criteria: Works on canvas created between 1985 and 1995 that measure over 70 inches by 70 inches; excluding A Modern-Day Medusa for differences in quality and subject. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 24.1% CAGR implied from selected sales occurring from November 12, 2003, to February 18, 2022. Since January 1, 2015, the realized prices comprised by this set of transactions have increased at an estimated 78.7% CAGR implied from selected sales occurring from September 30, 2015 to February 18, 2022.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Robert Colescott have a record price compound annual growth rate ("CAGR") of 27.4% from May 8, 1996 to December 31, 2023. This calculation is based on (i) a record price of $16,000 on May 8, 1996, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $13,100,000, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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